Exhibit 99.5

June 24, 2024

VIA EMAIL

Ms. Adena T. Friedman

Chair and Chief Executive Officer

Nasdaq, Inc.

151 West 42nd Street

28th Floor

New York, NY 10036

Re: Stock Manipulation on the Nasdaq Stock Exchange

Dear Ms. Friedman:

I write to you regarding my concern of what appears to be illegal manipulation of the stock price of our company, Spectral AI, Inc. (“Spectral AI” or the “Company”), which trades on the Nasdaq Stock Exchange under the ticker symbol “MDAI.” This manipulation is caused by what appears to be “naked shorting” that violates both federal and state law and Nasdaq rules and inflicts a significant cost on the Nasdaq member companies and investors. As detailed below, MDAI’s NOBO List share count and OBO List share count combined exceeds MDAI’s total public share count by over 40% -- this is impossible without illegal naked shorting occurring and we believe the Nasdaq should take action to instill confidence in the market and immediately commence an investigation of this blatantly illegal activity.

I am also writing to the proper authorities in our home state of Texas (the Company’s headquarters) and Louisiana and Florida where a number of our largest investors reside. I am hoping that Nasdaq can immediately launch an investigation, recognize these blatant securities law violators and bring an end to this manipulation. Copies of these letters are attached.

Our Company is focused on providing burn patients with an immediate objective assessment of a burn wound severity to provide patients, physicians and insurance providers an almost immediate identification of burns that require advanced wound care, saving the patient days of unnecessary pain and suffering and the health care systems millions of dollars in unnecessary costs. The US Government has provided the Company with over $256 million of funding and funding commitments to date that is being used by the Company in developing this lifesaving medical device technology.

2515 McKinney Ave., Suite 1000

Dallas, TX 75201

972-499-4934

www.spectral-ai.com

I believe it is easy to prove that naked shorting is occurring in the Company stock. When we seek shareholder information from Broadridge, a well-known third-party stockholder analytics provider, we obtain both our list of Non-Objective Beneficial Owners (so-called “NOBO List”) and Objecting Beneficial Owners List (so called “OBO List”) of MDAI Stock. The combination of these lists should show the total number of non-restricted shares available to trade in the market for MDAI. Unfortunately, the sum of our NOBO List and OBO List exceeds the total float (public shares) of MDAI stock by over 40%. This seems impossible without the presence of “naked” shorting where the hedge funds, prime and other brokers, financial fiduciaries openly participate in and enable this activity. I am confident it is a violation of various federal and state securities laws and Nasdaq rules that is taking place on the Nasdaq. I respectfully request that you open an investigation to determine the nature and extent of any illicit activities—and particularly whether the trading in MDAI has violated the Nasdaq rules and Securities and Exchange Commission rules regarding “naked” shorting.

I am confident that once you begin your investigation, you will find that this illegal practice of “naked” shorting is rampant and having a significant and adverse impact not just on MDAI, but on many other public companies and the honest market participants on the Nasdaq, including businesses, investors, pension funds, and other institutions.

I am available for an in person or remote interview and would welcome the opportunity to discuss this issue with you or members of your team. I stand ready to assist your efforts in any way possible.

Sincerely,

/s/ Vincent S. Capone

Vincent S. Capone, Esquire

Enclosures:

Letter from Spectral AI to the Attorney General of the State of Florida, dated June 24, 2024.

Letter from Spectral AI to the Texas State Securities Board, dated June 24, 2024.

Letter from Spectral AI to the Louisiana Office of Financial Institutions, dated June 24, 2024.

cc:	Erich Spangenberg

2515 McKinney Ave., Suite 1000

Dallas, TX 75201

972-499-4934

www.spectral-ai.com